Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2016 relating to the consolidated financial statements of BlackRock, Inc. and the effectiveness of BlackRock, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of BlackRock, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement on Form S-3.

/s/ Deloitte & Touche LLP

New York, New York

August 15, 2016